AMENDMENT to

FUND SERVICES AGREEMENT

THIS AMENDMENT, effective as of November 16, 2012, by and among Equinox Funds Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), and Gemini Fund Services, LLC, a Nebraska limited liability company (“Gemini”).

WHEREAS, the Trust has requested that NLD amend the Underwriting Agreement to add the Equinox Campbell Strategy Fund, a new series of the Trust, and NLD has agreed to do so.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.

Amendments.

(a)

Appendix IV is hereby deleted in its entirety and replaced with Appendix IV attached hereto, as the same may be amended from time to time.

2.

Miscellaneous.

(a)

Except as amended hereby, the Fund Services Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

EQUINOX FUNDS TRUST

By:  /s/Robert Enck

Name:  Robert Enck

Title:    President

GEMINI FUND SERVICES, LLC

By:  /s/Kevin Wolf

Name:  Kevin Wolf

Title:

President

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement between Equinox Funds Trust and Gemini Fund Services, LLC and supersedes and replaces any existing fund servicing agreements with respect to the Fund(s) identified below.  Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
Equinox Commodity Strategy Fund	12/20/2010
Equinox Event Driven Strategy Fund	2/17/2011
Equinox Equity Long-Short Strategy Fund	2/17/2011
Equinox Abraham Strategy Fund	5/11/2011
Equinox Absolute Return Strategy Fund	5/11/2011
Equinox Cantab Strategy Fund	5/11/2011
Equinox Chesapeake Strategy Fund	5/11/2011
Equinox Crabel Two Plus Strategy Fund	5/11/2011
Equinox Eclipse Strategy Fund	5/11/2011
Equinox John Locke Strategy Fund	5/11/2011
Equinox QCM Strategy Fund	5/11/2011
Equinox QIM/WNTN Strategy Fund	5/11/2011
Equinox Tiverton Strategy Fund	5/11/2011
Equinox Campbell Strategy Fund	8/18/2012

  Equinox Commodity Strategy Fund, Equinox Event Driven Legends Fund, Equinox Equity Long-Short Legends Fund, Equinox Abraham Strategy Fund, Equinox Absolute Return Strategy Fund, Equinox Cantab Strategy Fund, Equinox Chesapeake Strategy Fund, Equinox Crabel Two Plus Strategy Fund, Equinox Eclipse Strategy Fund, Equinox John Locke Strategy Fund, Equinox QCM Strategy Fund, Equinox QIM/WNTN Strategy Fund, Equinox Tiverton Strategy Fund are collectively referred to herein as the “Complex”.

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees:  (all basis point fees will be calculated based upon the average net assets of the Complex for the previous month)

Fund Accounting Fees

1.

Complex base annual fee:

$250,000.00*

     PLUS

1 basis point or 0.01% on first $250 million of net assets, plus;

0.75 basis points or 0.0075% on next $250 million of net assets, plus;

0.50 basis points or 0.0050% on net assets greater than $500 million**.

___________

*International or Bond funds will be assessed an additional $6,000.00 annual fee.  Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged at 150% of the above rates (base fee as well as basis point fee).

**Based on aggregate net assets of Complex.

2.

Price Quotes.  Charge for equity and bond price quotes will be equal to the charge made to us by the provider of such quotes and, therefore, are subject to change.  The current charges are as follows:

$.10 Domestic and Canadian Equities
$.15 Options
$.50 Corp/Gov/Agency Bonds
$.50 International Equities and Bonds
$.80 Municipal Bonds
$1.00 CMO’s
$62.50 per CDX or Equivalent (monthly fee)
$62.50 per Single Name Credit Default Swap (monthly fee)

3.

Additional Charges.

a.

Out-of-pocket expenses.  The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).

b.

Manual processing fee.  The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.

c.

SSAE 16/SOC 1 expense.  Each Fund shall pay its allocated portion of the GFS annual SSAE 16/SOC 1 review.

d.

Fund Accounting Data De-Conversion fee.  Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

1.

Complex base annual fee:

10 basis points (0.10%) on the first $100 million of net assets

6 basis points (0.06%) on the next $150 million of net assets

5 basis points (0.05%) on the next $250 million of net assets

4 basis points (0.04%) on the next $500 million of net assets

3 basis points (0.03%) on the next $1 billion of net assets;

2 basis points (0.02%) on net assets greater than $2 billion*.

*Based on aggregate net assets of Complex.

The Complex base annual fee is subject to a $40,000.00 minimum annual fee.

2.

State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees.  In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$ 295.00
Registration renewal	$ 150.00
Sales reports (if required)	$ 25.00

3.

Additional Charges.

a.

Out-of-pocket expenses.  The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).

b.

FIN 48 Compliance fee.  Each Fund shall pay GFS $250.00 per calendar quarter for FIN 48 Compliance.

c.

Fund Administration Data De-Conversion fee.  Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Transfer Agency Fees

1.

Base annual fee:

$14.00 annual fee per open account*

($2.00 annual fee per closed account)

* Based on aggregate number of accounts within the Complex.

The Complex base annual fee is subject to a $150,000.00 minimum annual fee.

2.

General Activity Charges:

Customer Service Calls	$2.50 per call
Manual Transactions	$1.00 per transaction
New Account Opening (manual)	$2.50 per account
New Account Opening (electronic)	$0.40 per account
Incoming IRA Transfer from prior custodian	$25.00
IRA Transfer to successor custodian	$25.00

Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,500.00 per fund family
Monthly charge	$50.00 per fund family

3.

Web Package Fees:

Check this box for Shareholder Desktop Web Package (described below)

$4,000.00 initial installation charge

$2,000.00 annual maintenance (invoiced annually in advance)

Check this box for Shareholder Desktop Online New Accounts (described below)

$2,500.00 initial installation charge

$2.50 per new account fee

Check this box for Fund Data Web Package (described below)

$3,000.00 initial installation charge

$1,500.00 annual maintenance (invoiced annually in advance)

4.

Additional Charges:

a.

Transfer Agency De-Conversion fee.  Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $15,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

b.

Rule 22c-2 compliance fee.  The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance per fund family, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out -of-pocket Expenses

The Trust shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 16/SOC 1 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents

The parties hereto agree to the Services and associated fees for the Fund(s), effective as set forth in this Appendix IV to the Fund Services Agreement.

EQUINOX FUNDS TRUST

GEMINI FUND SERVICES, LLC

By:  /s/Robert Enck

             By:  /s/Kevin Wolf

 Robert Enck

            Kevin Wolf

            President

            President

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Fund Services Agreement.

Equinox Fund Management, LLC

1775 Sherman Street

Suite 2500

Denver, CO 80203

By: /s/Robert Enck

Name: Robert Enck, President